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                                                            EXHIBIT 11
KENAN TRANSPORT COMPANY
Statement Re Computation of Per Share Earnings
(In thousands, except per share data)


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                                                 Three Months Ended       Six Months Ended
                                                      June 30,                 June 30,
                                                --------------------    --------------------
                                                  1998        1997        1998        1997
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

Net income                                       $1,154      $  810      $2,329      $1,786
                                                ============================================

Shares:
Beginning shares outstanding                      2,395       2,389       2,395       2,389

Shares issued under executive incentive plan          6           6          27           6
                                                --------------------------------------------
      Basic shares outstanding                    2,401       2,395       2,422       2,395

Dilutive effect of outstanding options                3         --            1         --
                                                --------------------------------------------
      Diluted shares outstanding                  2,404       2,395       2,423       2,395
                                                ============================================

Basic and diluted earnings per share             $  .48      $  .34      $  .97      $  .75
                                                ============================================

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